Exhibit 10.2

Memorandum of Understanding
Between New Cardio, Inc. and
Branislav Vajdic
June 14, 2010

The following items have been discussed and agreed upon between James Heisch, representing the Board of Directors of New Cardio, Inc and Branislav Vajdic:

1.	Branislav Vajdic will resign as Chief Executive Officer of New Cardio, Inc. effective immediately.

2.
Branislav Vajdic will be appointed a New Cardio Fellow and remain an employee of New Cardio, Inc and will report to the Chairman of the Board. He will continue to interface with the medical community, current and future customers regarding existing products. He will interface with other employees as required to help maintain current products and provide strategic direction and technology support for future product developments. He will also perform such other duties relating to New Cardio, Inc markets, technology and products as determined by the Chairman of the Board.

3.	Branislav Vajdic will remain a member of the New Cardio, Inc. Board of Directors and will assume the title of Vice-Chairman of the Board.

4.
Branislav Vajdic salary will remain at its current level less the agreed upon executive pay reduction of 30% until all executives’ compensation is restored to their previous levels at which time, Branislav Vajdic’s compensation will be reviewed by the Compensation Committee if he remains an employee of New Cardio, Inc.

5.	All outstanding stock options will continue to vest according to their current terms as long as Branislav Vajdic remains a full time employee.

6.
Branislav Vajdic and New Cardio mutually agree to begin discussions regarding a future employment agreement. Branislav Vajdic’s current employment agreement will remain in effect until terminated, expires or is replaced by a new agreement.

7.
Branislav Vajdic, the Chairman of the Board and the CTO of New Cardio will develop a plan within the next two weeks to identify product improvements, documentation and such other product items as mutually agreed upon. The plan will include milestone dates and expected completion dates. If all agreed upon items are completed within the time frame agreed upon, and if the parties have not completed a new employment agreement and if Mr. Vajdic no longer continues to be an employee of New Cardio, Mr. Vajdic will be entitled to a minimum of six months severance compensation.

The above is mutually agreed upon as of the above date.

Branislav Vajdic	James Heisch, New Cardio, Inc. On behalf of the Board of Directors.